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                                                                    EXHIBIT 23.0

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Fidelity National Information Solutions, Inc.

We consent to incorporation by reference in the Registration Statement (No. 333-75174, 333-52672, 333-96411, 333-78451, 333-09417, 033-73212) on Form S-8 of
Fidelity National Information Solutions, Inc. and subsidiaries of our report dated March 6, 2002, except as to Note N to the Consolidated Financial Statements, which is as of March 25, 2002, relating to the Consolidated Balance Sheets of Fidelity Information Solutions, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related Consolidated Statements of Operations, Stockholders' Equity and Cash Flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Fidelity National Information Solutions, Inc. and subsidiaries.

As discussed in Note L to the Consolidated Financial Statements, effective
July 1, 2001, Fidelity National Information Solutions, Inc. adopted provisions of Statement of Financial Accounting Standards SFAS No. 141, "Business Combinations," and certain provisions of SFAS no. 142, as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.


KPMG LLP
Los Angeles, California
March 29, 2002